Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

Gorilla Technology Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value per share	457(a)	200,000	$0.49	(2)	$98,000	0.00014760	$14.46
Fees Previously Paid	-	-	-	-	-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-			-			-	-	-	-
	Total Offering Amounts						$98,000		$14.46
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$14.46

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form F-3 (this “Registration Statement”) also covers any additional securities that may be offered or become issuable pursuant to the securities described herein in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding ordinary shares, $0.0001 par value per share (“Ordinary Shares”).

(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purposes of calculating the registration fee on the basis of $0.49, which is based on the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on January 24, 2024.